Exhibit 10.1

THIS AMENDED AGREEMENT is dated 01 July 2021

BETWEEN:

Metamaterial Technologies Canada Inc. (“Meta Canada”) with a principal place of business at 1 Research Drive, Dartmouth, Nova Scotia, Canada B2Y 4M9, a wholly owned subsidiary of Meta Materials Inc. (“Meta” or the “Parent Company”)

Of the First Part

and

Georgios Palikaras (the “Executive”), currently of 17 Julies Walk, Halifax, Nova Scotia

Of the Second Part

WHEREAS:

Meta Canada is engaged in the business of research, development, and manufacture of smart materials; The Executive is bound by a contract dated March 5, 2020.

The parties hereto wish to enter into an amendment agreement as to the terms and conditions governing their duties, responsibilities, obligations, and conduct for the duration of their employment relationship;

THEREFORE:

1.
Duties and Scope of Employment
(a)
Position: The Employer agrees to employ the Executive in the position of CEO of Meta Materials Inc. The Executive will report to the Board of Directors (“Supervisor”) and will be working out of Meta Canada’s facilities in Dartmouth, Nova Scotia and at any other such place as Meta Canada may reasonably require.
(b)
Commencement Date: 01 July 2021.
(c)
Duties and Responsibilities: The Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in this position, or as otherwise may be assigned or delegated. As the role and responsibilities will vary based on business priorities, the Executive agrees to perform any other tasks that may be required, and that have been deemed reasonable for an employee of this title. The Employer may, from time to time, require the Executive to perform duties normally undertaken by others or different or additional duties; however, the Executive will not be assigned duties that they cannot reasonably perform.

The Executive’s duties with Meta Canada may include performing work for or on behalf of Meta Canada’s Parent Company and affiliates (collectively, the “Group”), without further compensation by them. Because of this possibility, any reference to Meta Canada includes a reference to such other Group member to the extent that it would not require them to be parties to this Agreement; but at all times the Executive’s employment is solely with Meta Canada and not with such other members of the Group, who are instead intended to be third party beneficiaries to this Agreement.

From time to time, Meta Canada may modify and amend the Executive’s duties or make changes to the Executive’s reporting structure, in each case at Meta Canada’s sole discretion.

(d)
Location of Work: The Executive agrees to perform their work and services for Meta Canada at the principal offices of Meta Canada in Dartmouth, Nova Scotia. Occasion may arise when Meta Canada may contemplate the need for the Executive to work at any place, within or outside Canada, whether on a temporary or permanent basis, for the performance of their duties. The parties hereto will discuss any such situations and/or conditions as they arise, and any agreed upon changes will then be confirmed in writing.
(e)
Time and Attention: The Executive will devote the focus of their full business efforts, time, attention, knowledge, and skills solely to the business and interests of Meta Canada or members of the Group should the Executive be required to perform work for such Group members from time to time.

For greater certainty, the Executive will not render services in any capacity (whether or not for gain, profit, or other monetary advantage) to any other person or entity and will not act as a sole proprietor or partner of any other person or entity, nor own more than ten percent of the stock of any other corporation without the prior written consent of Meta Canada.

The Executive will not, for the duration of the term specified within this Agreement, maintain any interests directly or indirectly, as a partner, officer, director, shareholder, advisor, employee, or act in any other capacity, for any organization that conducts business that may be perceived as similar to, or competitive with Meta Canada's business.

Notwithstanding the foregoing, the Executive may serve on corporate, civic, or charitable boards or committees, deliver lectures, fulfil speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement.

Nothing contained within this Agreement will be deemed to prevent, discourage, or limit the rights of the Executive to invest any of their funds or capital in any publicly-owned corporation or corporation that is regularly traded on a public exchange, nor will anything contained herein be deemed to prevent or discourage the Executive from investing, or limiting the right to invest their funds or capital in real estate.

(f)
Group Policies: The Executive will abide by all corporate practices, policies, guidelines, and handbooks that are currently in effect, and as they may change from time to time during the course of their employment.
(g)
Protection of Corporate Interests: Meta Canada and the Group are engaged in research, development, manufacture, distribution, marketing and sale of security and anti-counterfeiting products, with a focus on developing nanotechnology and optical thin film for use in banknote anti-counterfeiting and commercial product authentication markets (collectively, together with other aspects of the Group’s business as conducted from time to time, the “Business”).

As part of the Executive’s duties, the Executive may identify, develop, have access to, or enhance the Group’s confidential information and other intellectual property in connection with the Business, the protection of which is a key element of the Business. Accordingly, the Executive agrees at all times to be bound by the Protection of Corporate Interests Agreement (attached as Appendix B, the “POCI”), which the Executive acknowledges to be a key term of the Executive’s employment.

Without in any way restricting anything else set out in this Agreement or in the POCI, the Executive will have access to and use of the Group’s “Electronic Systems”, being any electronic systems as well as electronic content created or stored by them. The Executive will comply with all of the Group’s policies as disclosed from time to time in connection with Electronic Systems use. As set out in the POCI, all electronic content stored on Electronic Systems is the property of the Group or its licensors, and Meta

Canada may give the Executive specific instructions regarding whether certain electronic content may be stored, must be deleted or must not be deleted, and the Executive will comply with those instructions.

The Executive agrees, as a condition of their employment, to enter into and to abide by the terms of the Non-competition and Non-solicitation Agreement attached hereto as Appendix C.

(h)
Best Efforts of Employee: The Executive will maintain high professional standards and act in accordance with best practices. The Executive will, at all times, perform their job duties in a faithful, industrious manner, to the best of their abilities, and perform all required job duties pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of Meta Canada.
(i)
No Conflicting Obligations: The Executive represents and warrants to Meta Canada that they are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with their obligations under this Agreement.
(j)
Hours of Work: Core working hours will be defined by the Executive’s reporting manager and the Executive will perform their duties within those times.

The Executive’s duties may sometimes require the Executive to work additional hours and at various times that are outside of the Meta Canada’s normal business hours. If the nature of the Executive’s position is such that they are excluded from the provisions of applicable employment standards legislation relating to overtime wages, statutory holidays, or hours of work (the “Overtime Regulations”) then, to the extent permitted by applicable employment standards law: (a) the compensation described in this Agreement includes all additional hours and extra days, and (b) Meta Canada will not be required to compensate the Executive, either in money or time off, for overtime or statutory holidays worked.

If the Executive’s duties are not excluded from the Overtime Regulations, Meta Canada will pay overtime or statutory holiday pay strictly in accordance with its minimum obligations under those Overtime Regulations. However, the Executive must comply with Meta Canada’s overtime policies that may be disclosed from time to time, including but not limited to obtaining approval in advance to work any hours of overtime (whether on regular days, weekends or statutory holidays) and reporting all overtime hours promptly after they are worked.

2.
Compensation
(a)
Salary: The Executive’s annual base salary will be $553,500 CAD (the “Base Salary”).

The Base Salary will be paid by way of direct deposit on a semi-monthly basis. The Executive’s Base Salary will be reviewed at least annually in accordance with Meta Canada’s policies. Effective as of the date of any change to the Base Salary, said change will be considered the new Base Salary for all purposes of this Agreement.

From this Base Salary, Meta Canada will deduct all requisite taxes and premiums, and remit all payable deductions as required by law, including but not limited those related to employment insurance, income tax, and Canada Pension Plan.

(b)
Vacation and Executive Benefits: The Executive will receive 25 days of paid vacation, annually (pro-rated for partial calendar year, if appropriate). The vacation year commences on January 1st and ends on December 31st of each year.

The Executive will enrol in Meta Canada’s current health benefits plan on their 1st day of employment. This plan presently provides medical, dental, AD&D, LTD and life insurance, in each case subject to the terms of such plan(s) as may be applicable thereto and as amended from time to time. Eligibility for benefits pursuant to any plan is dependent on the criteria set by the plan provider - Meta Canada does not determine nor guarantee the Executive’s eligibility to participate or to receive benefits. Meta Canada may, at its sole discretion, terminate or modify its group benefits at any time – any such modification does not, in and by itself, constitute constructive dismissal or frustration of this Agreement.

The Executive will receive a wellness allowance of $250 per (pro-rated for partial calendar year, if appropriate), available to be used towards fitness or sports memberships or equipment, or nutritional consultation.

The Company reserves the right to modify, supplement and/or change the benefits plan from time to time.

(c)
Stock Options: Upon approval by the Board of Directors of the Parent Company (the “Board”) will grant the Executive share options of stock in Meta Canada’s Parent Company (the “Option”), as part of Meta’s Employee Stock Option Plan (the “ESOP”) up to a value of $800,000 USD. The specific number of options will be determined on the grant date based on the fair market value of Met’s stock on the date of grant.

The exercise price per share will be equal to the fair market value (as adjusted to reflect Material Non- public Information of the Parent Company that could affect the fair market value) on the date the Option was granted, as determined by the Board in good faith compliance with applicable guidance. The Option shall vest in accordance with the ESOP.

(d)
RSU Program: After completion of the Probationary Period, Employee will be eligible to participate in the Restricted Share Unit Plan (the “RSU Plan”) under the 2021 Equity Incentive Plan. The Executive will receive up to $800,000 USD in RSUs (prorated for partial years of employment). The specific number of RSUs will be determined on the grant date based on the fair market value of Meta’s stock on the date of grant.

Meta Canada retains sole discretion to determine whether Restricted Share Units (“RSUs”) will be awarded, the amount of any RSUs to be awarded and the timing of any such awards. The receipt of RSUs of any particular amount, or at all, is not guaranteed and the award of RSUs in any one year does not guarantee the award of RSUs in any future year. Meta Canada reserves the right to introduce, administer, replace, amend and/or delete the RSU Plan in its sole discretion, and the Executive agrees that such changes will not constitute a breach of the terms of employment contract, a dismissal or a constructive dismissal.

All awards of RSUs are subject to approval by the Compensation Committee of the Board and will be subject to the terms of a separate RSU award form and the 2021 Equity Incentive Plan. Participation in the RSU Plan is subject to the terms of such plan as may be applicable thereto and as amended from time to time at Meta’s sole discretion and such changes will not constitute a breach of the terms of employment or constructive dismissal.

Neither the period of notice nor any payment in lieu thereof will be considered as extending the period of the Executive’s employment with respect to the granting, vesting or exercise of any RSUs, except to the minimum extent required by applicable employment standards legislation, if any.

(e)
RRSP Contribution: After completion of the Probationary Period, the Executive will be eligible to participate in Meta Canada’s optional group RRSP plan, including a company matching element, in accordance with the terms and conditions of the RRSP plan, as amended from time to time (the “RRSP Plan”).

If the Executive elects to contribute, the Executive will be eligible to receive a 100% matching contribution to the RRSP Plan from Meta Canada, up to a maximum annual amount of 6% of the Base Salary to a maximum of $6,000 per employee.

Meta Canada reserves the right to introduce, administer, amend and/or delete the RRSP Plan in its sole discretion, and such changes will not constitute a breach of the terms of employment or constructive dismissal.

The Executive must be Actively Employed by Meta Canada in order to participate in the RRSP Plan, and to receive any matching contributions to the RRSP Plan from Meta Canada. If the Executive resigns, or is dismissed, with or without cause, prior to an RRSP matching contribution being payable by Meta

Canada, then the Executive will not be eligible to receive the matching contribution, pro-rated or otherwise, except to the minimum extent required by applicable employment standards legislation, if any.

3.
Business Expenses

Meta Canada will reimburse the Executive for all prior-approved, necessary and reasonable business expenses incurred in connection with the Executive’s duties, upon presentation of an itemized account and appropriate supporting documentation, in accordance with Meta Canada’s generally applicable policies.

4.
Data Protection

The Executive agrees to Meta Canada holding and processing, both electronically and manually, personal information about them, including sensitive personal information, reasonably necessary to Meta Canada’s operations, management, security, or administration, and for the purpose of complying with applicable law, regulations, and procedures and fulfilling the terms of the employment contract.

5.
Termination
(a)
Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason at any time upon providing the Corporation six (6) months’ advance written notice (the “Notice Period”), including, where possible, to provide overlap with incoming replacement for training purposes. During the Notice Period, Executive will continue to receive Executive’s then-current Base Salary and benefits, however, Executive will not be entitled to any Quarterly Bonuses for any calendar quarter that ends or begins during the Notice Period. Executive acknowledges that the Corporation shall still have the right to terminate Executive’s employment for Cause during the Notice Period and may waive all or part of the Notice Period upon Executive’s request, at the Corporation’s sole discretion. In the event that the Company terminates Executive’s employment for Cause, or agrees to waive any or all of the Notice Period, Executive’s employment with the Corporation shall cease immediately as of such termination for Cause or date agreed on by the Parties and Executive shall have no further entitlement to Base Salary, benefits, Quarterly Bonuses, or any other benefits under this Agreement.

(b)
Termination without Cause; Resignation for Good Reason. Subject to Executive signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (the “Release Deadline”), if the Executive’s employment is terminated without Cause by the Corporation (except in the case of death or Disability), or Executive resigns his employment for Good Reason, the Executive shall be entitled to the following:

(i)
continued payment of Executive’s Base Salary for a period equal to one (1) year following the termination date;

(ii)
payment of four Quarterly Bonus payments to be made quarterly following the termination date;

(iii)
The Corporation will also continue the benefits under Section 4(d), except disability benefits coverage, for the Severance Period, if such benefits are available subject to the terms of the plans, or pay to the Executive an amount equal to the Corporation’s contribution for these benefits. Disability benefits will cease immediately on the date of termination;
(iv)
any earned unpaid bonus for the fiscal year prior to the termination, payable at the same time other employees of the Corporation are paid such bonus;

(v)
a prorated amount of the Quarterly Bonus for the calendar quarter in which the termination occurs based on the date of termination, payable at the same time other employees of the ` Corporation are paid such bonus;

(vi)
(a) any earned but unpaid Base Salary through the termination date, (b) accrued but unpaid vacation pay, and (c) reimbursement of expenses incurred through the termination date in accordance with Section 4(f) hereof; the whole, owing as at the termination date, payable in accordance with the laws of the state in which Executive works as of the termination date (the “Basic Payments”); and (vii) twelve (12) months’ accelerated vesting of the Stock Option, subject at all times to the terms of the ESOP.

The Executive agrees that the foregoing payments in Section 7(b) represents the Executive’s complete entitlement to severance or other benefits in the event of the termination of Executive’s employment. Executive further acknowledges that if the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 7(b) or elsewhere in this Agreement.

For the purposes of this Agreement, “Cause” means:

(i)
fraud or embezzlement by the Executive from the Corporation;

(ii)
conviction of the Executive of a criminal act or other offence relating to the Executive’s employment; or

(iii)
any breach of this Agreement by the Executive not cured within thirty (30) days after written notice by the Corporation to the Executive thereof.

“Good Reason” means any one of the following events which occurs without the Executive's express or implied agreement (but does not include any of these events where there is termination of the Executive's employment for just cause or disability):

(i)
a change of the Executive's title within the Corporation; or

(ii)
(a change in Executive reporting structure such that Executive no longer reports to the CEO of the Corporation.; or

(iii)
any other reason in law that would constitute a constructive discharge under the laws of the state in which Executive works.

In order for Good Reason to be invoked under this Agreement, the Executive must provide the Corporation with thirty (30) days’ prior written notice of the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation and allow the Corporation thirty (30) days following such notice to cure such occurrence. If the Corporation does not remedy the situation to eliminate the Good Reason within thirty (30) days of receipt of the Executive's written notice pursuant to this provision, the Executive may then terminate his employment for Good Reason but Executive must resign from all positions Executive then holds with the Company to be effective not later than thirty (30) days after the expiration of the cure period.

(c)
Termination with Cause. The Corporation may terminate Executive’s employment with Cause at any time, immediately and without notice. In the event of the termination of Executive’s employment for Cause, Executive will be entitled only to the Basic Payments.

(d)
Death. For greater certainty, Executive’s employment will terminate immediately upon the death of the Executive and no payments will be required to be made to the Executive’s estate pursuant to this Agreement except for the Basic Payments.

(e)
The Parties acknowledge and agree that the payment(s) provided to the Executive under this Article 7 includes, fulfils and discharges of all of the obligations of the Corporation and the META Entities to the Executive and is inclusive of and in full satisfaction of any claim or entitlement by the Executive to reasonable notice, pay in lieu of notice, and any compensation under applicable employment standards legislation or equivalent legislation and common or civil law, provided however, under no circumstances will the entitlements with which the Executive is provided fall below the minimum requirements under applicable employment standards legislation, as amended from time to time.

Resignation of Positions on Termination of this Agreement. Upon termination of the Executive’s employment for any reason, the Executive shall immediately on his date of termination resign all offices and directorships he holds in the Corporation or the META Entities, if any.

(b) Business Equipment and Property: Upon termination of employment, whatever the cause, the Executive will return to Meta Canada all Meta Canada property (including, but not limited to Meta Canada identification and building access cards, keys, portable office equipment, files, lists, etc.).

6.
Pre-Employment Conditions

Employment is contingent upon:

(a)
Right to Work: For purposes of federal immigration law, the Executive will be required to provide Meta Canada with documentary evidence of their identity and eligibility for employment in Canada - such documentation to be provided to Meta Canada within three (3) business days of the Commencement Date.
7.
Miscellaneous Provisions
(a)
Whole Agreement: In construing this Agreement, words in the singular shall include the plural and vice versa; words importing the neuter shall include the masculine and the feminine and vice versa; and words importing persons or individuals shall include corporations and vice versa. Words such as “hereunder”, “hereto, “hereof”, “herein”, and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or part thereof.

No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof – there are no collective agreements relevant to this employment relationship.

Each party agrees that they have entered into this Agreement in and of their own volition, without duress, that they have been afforded an opportunity to consult with legal counsel, and that they are of sound mind and body.

(b)
Notice: Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by Canadian registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices will be addressed to them at the residential address that they most recently communicated to Meta Canada in writing. In the case of Meta Canada, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of Human Resources.
(c)
Modifications and Waivers: No provision of this Agreement may be modified, waived or discharged, nor will any additional obligation assumed by either the Executive or Meta Canada in connection with this Agreement be binding unless supported by written documents signed by each party or their authorized representative. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)
Effect of Partial Invalidity: The invalidity of any portion of this Agreement will not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, Meta Canada and the Executive mutually agree that all remaining provisions will be deemed to be held in full force and effect as if they had been executed by both parties subsequent to the deletion of the invalid provision.
(e)
Choice of Law and Severability: This Agreement will be interpreted in accordance with the laws of the province of Nova Scotia, Canada, without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable; or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision will be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement will continue in full force and effect without impairment or limitation.
(f)
Assignment: This Agreement and all of the Executive’s rights and obligations hereunder are personal to them and may not be transferred or assigned by the Executive at any time. The Employer may assign its rights under this Agreement to any entity that assumes Meta Canada’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of Meta Canada’s assets to such entity or to another member of the Group in connection with a reorganization.
(g)
Counterparts: This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto state that they have read and accept all the terms and conditions stipulated in this Agreement, have executed the same as of the date first above written.

/s/ Georgios Palikaras Georgios Palikaras	Metamaterial Technologies Canada Inc. Per: /s/ Ram Ramkumar Ram Ramkumar Board of Directors